Exhibit 99.1

SALEM COMMUNICATIONS ANNOUNCES PRICING OF

$300 MILLION OF 9.625% SENIOR SECURED SECOND LIEN NOTES DUE 2016

CAMARILLO, CA November 23, 2009 — Salem Communications Corporation (“Salem”) (Nasdaq: SALM), announced today that it priced $300 million aggregate principal amount of 9.625% Senior Secured Second Lien Notes due 2016 at an initial price of 99.365%.  The offering is expected to close on December 1, 2009.  As previously announced, the notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”).  Salem intends to use the net proceeds from such offering, together with borrowings under a new $30 million senior secured credit facility to be entered into at the time of the closing of the offering and up to approximately $27 million of cash on hand, to repay its existing credit facilities and its 7¾% Senior Subordinated Notes due 2010.

The notes are being offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Act, and outside the United States, only to non-U.S. investors pursuant to Regulation S under the Act.  The notes will not be registered under the Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Company Information and Forward Looking Statements

About Salem Communications Corporation

Salem Communications Corporation is a leading U.S. radio broadcaster, Internet content provider, and magazine and book publisher targeting audiences interested in Christian and family-themed content and conservative values.  In addition to its radio properties, Salem owns Salem Radio Network®, which syndicates talk, news and music programming to approximately 2,000 affiliates; Salem Radio Representatives™, a national radio advertising sales force; Salem Web Network™, an Internet provider of Christian content and online streaming; and Salem Publishing™, a publisher of Christian-themed magazines.  Upon the close of all announced transactions, the company will own 93 radio stations, including 58 stations in 22 of the top 25 markets.  Additional information about Salem may be accessed at the company's website, www.salem.cc.

This press release contains forward-looking statements conveying management’s expectations as to the future based on current plans, estimates and projections.  Forward-looking statements involve inherent risks and uncertainties and Salem Communications Corporation cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement.  The forward-looking statements contained in this press release include statements related to the closing of the offering of new notes, the entry into a new senior secured credit facility, the expected net proceeds to Salem as a result of the offering and the intended use of proceeds from the offering and borrowings under a new senior secured credit facility.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  For a more detailed discussion of other risks related to Salem, see Salem’s Current Report on Form 8-K, filed on November 16, 2009, on file with the Securities and Exchange Commission, as well as Salem’s other SEC filings.  Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Company Contact:
Evan Masyr
Salem Communications
(805) 987-0400 ext. 1053
evanm@salem.cc